Exhibit 23.1

THOMAS J. HARRIS

CERTIFIED PUBLIC ACCOUNTANT

3901 STONE WAY N., SUITE 202

SEATTLE, WA  98103

206.547.6050

REGISTERED AUDITOR'S CONSENT

I, Thomas J. Harris, CPA, of 3901 Stone Way North, Suite # 202, Seattle, WA. 98103, do hereby consent to the use of my reports dated January 22nd, 2014 on the financial statements of Lagoon Group, Corp. for the period from September 24, 2013 (inception) through December 31, 2013 and for the three month period ending March 31, 2014 be included in and made part of any filing to be filed with the U.S. Securities and Exchange Commission. I also consent to your use of my name as an expert in the appropriate sections of those filings.

Dated this 23rd day of June, 2014.

Thomas J. Harris

Certified Public Accountant